Exhibit (j)(1):  Consent of Deloitte & Touche LLP, Independent Public
---------------   Accountants, with respect to the Capital Value Fund


                                                          Exhibit 11



INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of the Nottingham Investment Trust II and Shareholders of the Capital Value Fund:


We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 33-37458 of the Capital Value Fund of our report dated April 23, 1999, appearing in the Annual Report for the period ended March 31, 1999, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.




/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
September 20, 1999